EXHIBIT 04.01



                          SECURITIES PURCHASE AGREEMENT


                                      Among


                                 J. BAKER, INC.

                                    JBI, INC.

                                JBI APPAREL, INC.

                                       and

                The Several Purchasers Named in Schedule I Hereto


                            Dated as of May 19, 1999


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                                TABLE OF CONTENTS

                                                                                Page
I.       PURCHASE AND SALE OF SECURITIES                                        2

         SECTION 1.01.     Issuance and Sale to Purchasers.                     2
         SECTION 1.02.     Asset Purchase by the Company                        2
         SECTION 1.03.     Closing Date                                         2

II.      REPRESENTATIONS AND WARRANTIES OF THE COMPANY                          3

         SECTION 2.01.     Organization, Qualification and Power                3
         SECTION 2.02.     Subsidiaries                                         3
         SECTION 2.03.     Capitalization                                       4
         SECTION 2.04.     Authorization of Agreements, Etc.                    5
         SECTION 2.05.     Validity                                             5
         SECTION 2.06.     Governmental Approvals                               5
         SECTION 2.07.     Financial Statements, Etc.                           6
         SECTION 2.08.     SEC Filings                                          7
         SECTION 2.09.     Absence of Certain Changes or Events                 7
         SECTION 2.10.     Actions Pending                                      8
         SECTION 2.11.     Title to Properties                                  9
         SECTION 2.12.     Real Property Interests                              9
         SECTION 2.13.     Intellectual Property Rights                         10
         SECTION 2.14.     Labor Matters                                        10
         SECTION 2.15.     Severance Arrangements                               11
         SECTION 2.16.     Taxes                                                11
         SECTION 2.17.     Compliance with Law; Permits                         12
         SECTION 2.18.     Employee Benefit Plans                               13
         SECTION 2.19.     Environmental Matters                                15
         SECTION 2.20.     Contracts                                            17
         SECTION 2.21.     Insurance                                            17
         SECTION 2.22.     Offering of the Securities                           18
         SECTION 2.23.     Related Party Transactions                           18
         SECTION 2.24.     Brokers                                              18

III.     REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS                       19

         SECTION 3.01.     Authorization                                        19
         SECTION 3.02.     Validity                                             19
         SECTION 3.03.     Investment Representations                           19
         SECTION 3.04.     Governmental Approvals                               20

IV.      COVENANTS OF THE COMPANY, THE GUARANTOR AND APPAREL....................20

         SECTION 4.01.     Conduct of the Company's Business                    20
         SECTION 4.02.     Access to Information                                23
         SECTION 4.03.     Financial Statements                                 24
         SECTION 4.04.     Additional Guaranty                                  24
         SECTION 4.05.     Further Assurances                                   25
         SECTION 4.06.     Notification of Certain Matters                      25
         SECTION 4.07.     Public Announcements                                 25
         SECTION 4.08.     Use of Proceeds                                      25

V.       CONDITIONS PRECEDENT                                                   26

         SECTION 5.01.     Conditions Precedent to the Obligations of the
                              Purchasers                                        26
         SECTION 5.02.     Conditions Precedent to the Obligations of the
                            Company                                             28

VI.      SURVIVAL OF REPRESENTATIONS; INDEMNITY.................................29

         SECTION 6.01.     Survival of Representations                          29
         SECTION 6.02.     General Indemnity                                    29
         SECTION 6.03.     Conditions of Indemnification                        30
         SECTION 6.04.     Limitation on Certain Indemnities....................30

VII.     TERMINATION                                                            31

         SECTION 7.01.     Termination by the Parties                           31
         SECTION 7.02.     Effect of Termination                                31

VIII.    MISCELLANEOUS                                                          32

         SECTION 8.01.     Restrictive Legends                                  32
         SECTION 8.02.     Expenses, Etc.                                       32
         SECTION 8.03.     Survival of Agreements                               32
         SECTION 8.04.     Parties in Interest                                  33
         SECTION 8.05.     Notices                                              33
         SECTION 8.06.     Entire Agreement; Assignment                         34
         SECTION 8.07.     Counterparts                                         34
         SECTION 8.08.     Governing Law                                        34

                     INDEX TO EXHIBITS, SCHEDULES AND ANNEX


Exhibit                    Description
-------                    -----------

  A                        Form of 13% Senior Subordinated Note
  B                        Form of Warrant
  C                        Form of Credit Agreement
  D                        Form of Guaranty
  E                        Form of Registration Rights Agreement

Schedule                   Description
--------                   -----------

   I                       Purchasers and Securities
   2.02                    Subsidiaries
   2.03                    Capitalization
   2.04                    Authorization
   2.06                    Governmental Approvals
   2.07                    Financial Statements
   2.09                    Certain Changes or Events
   2.10                    Actions Pending
   2.12                    Real Property
   2.13                    Intellectual Property
   2.15                    Severance Arrangements
   2.16                    Taxes
   2.17                    Compliance with Law; Permits
   2.18                    Employee Benefit Plans
   2.19                    Environmental Matters
   2.21                    Insurance

Annex                          Description
-----                          -----------

  I                        Form of Opinion of Counsel

                  SECURITIES  PURCHASE AGREEMENT dated as of May 19, 1999, among
J. BAKER, INC., a Massachusetts corporation (the "Company"), JBI, INC., a Massachusetts corporation and a wholly-owned subsidiary of the Company ("Guarantor"), JBI APPAREL, INC., a Massachusetts corporation and a wholly-owned subsidiary of the Guarantor ("Apparel"), and the several persons named in
Schedule I hereto (the "Purchasers").

                  WHEREAS, Apparel desires to sell to the Purchasers, and the Purchasers desire to purchase from Apparel, on the terms and subject to the conditions set forth herein, 13% Senior Subordinated Notes of the Company due December 31, 2001, in the principal amount of $10,000,000 substantially in the form attached as Exhibit A hereto (the "Notes"); and

                  WHEREAS, the Company desires to sell to the Purchasers, and the Purchasers desire to purchase from the Company, on the terms and subject to the conditions set forth herein, warrants substantially in the form attached as Exhibit B hereto (the "Warrants" and together with the Notes, the "Securities") to purchase up to 1,200,000 shares of common stock, par value $.50 per share, of the Company ("Common Stock"); and

                  WHEREAS, Guarantor, desires to guaranty the performance of the obligations of Apparel under the Notes substantially in the form attached as Exhibit C hereto (the "Guaranty"); and

                  WHEREAS, the Company has agreed to purchase the assets (the "Asset Purchase") of the REPP divisions (collectively, "REPP") of Edison
Brothers Stores, Inc., a Delaware corporation ("Edison Brothers"), for an aggregate purchase price of approximately $33,000,000, on the terms and subject to the conditions set forth in the Asset Purchase Agreement, by and between the Company and Edison Brothers (the "Asset Purchase Agreement"); and

     WHEREAS, the Company intends to assign its rights under the Asset Purchase Agreement to Apparel; and

                  WHEREAS, in connection with the transactions contemplated by the Asset Purchase Agreement, Apparel wishes to obtain a senior revolving credit facility in an amount up to $25,000,000 from BankBoston Retail Finance Inc. and certain other lenders pursuant to a loan and security agreement substantially in the form of Exhibit D hereto (the "Credit Agreement") and to receive the proceeds thereof; and

                  WHEREAS, in order to induce the Purchasers to consummate the transactions contemplated by this Agreement, the Company has agreed to enter into a registration rights agreement substantially in the form of Exhibit E hereto (the "Registration Rights Agreement") with respect to the shares of Common Stock that will be issuable upon the exercise of the Warrants purchased hereunder (the "Warrant Shares");

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:


                                   ARTICLE I.

                         PURCHASE AND SALE OF SECURITIES

                  SECTION 1.01.  Issuance and Sale to Purchasers.

                  (a) Subject to the terms and conditions set forth herein, on the Closing Date (as hereinafter defined) Apparel shall issue, sell and deliver to the Purchasers, and the Purchasers shall purchase from Apparel, Notes in the principal amount set forth opposite the name of such Purchaser on Schedule I hereto under the heading "Notes Purchased."

                  (b) Subject to the terms and conditions set forth herein, on the Closing Date (as hereinafter defined) the Company shall issue, sell and deliver to the Purchasers, and the Purchasers shall purchase from the Company, Warrants to purchase the number of shares of Common Stock set forth opposite the name of such Purchaser on Schedule I hereto under the heading "Warrants Purchased."

                  (c) As payment in full for the Securities being purchased by it hereunder, and against delivery of the certificate or certificates therefor as aforesaid, on the Closing Date each Purchaser shall transfer immediately available funds by wire transfer to the account or accounts designated by the Company two business days prior to the Closing Date an amount set forth opposite the name of such Purchaser on Schedule I hereto under the heading "Aggregate Purchase Price" for an aggregate amount of $10,000,000.

                  SECTION 1.02. Asset Purchase by Apparel. Subject to the terms and conditions set forth in the Asset Purchase Agreement, on the Closing Date immediately prior to the issuance and sale of the Securities to the Purchasers pursuant to Section 1.01 hereof and the receipt by Apparel of the requisite proceeds from the Credit Agreement, Apparel shall consummate the Asset Purchase.

                  SECTION 1.03. Closing Date. The transfer, sale and delivery of the Securities contemplated by Section 1.01 hereof (the "Closing") shall take place at the offices of Reboul, MacMurray, Hewitt, Maynard & Kristol, 45 Rockefeller Plaza, New York, New York, as soon as practicable after the satisfaction or waiver of each of the conditions to the obligations of the parties set forth in Article VI hereof, or at such date and time as may be mutually agreed upon among the parties hereto (such date and time of the Closing being herein called the "Closing Date").


                                   ARTICLE II.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     For purposes of this Article II, the Company shall refer to the Company as its exists on the date hereof, in giving pro forma effect to the transactions contemplated by the Asset Purchase Agreement. The Company represents and warrants, for itself and for each of Guarantor and Apparel, to the Purchasers as follows:

                  SECTION 2.01. Organization, Qualification and Power. Each of the Company, the Guarantor and Apparel is a corporation validly existing and in good standing under the laws of the State of Massachusetts and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of the Company, the Guarantor and Apparel is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where such failure would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the properties, assets, financial condition, prospects, operating results or business of the Company and its subsidiaries, taken as a whole, the Guarantor and its subsidiaries taken as a whole, or Apparel and its subsidiaries, taken as a whole (a "Material Adverse Effect"). Each of the Company, the Guarantor and Apparel, as applicable, has the corporate power and authority to (i) execute, deliver and perform this Agreement and the Credit Agreement, the Guaranty and the Registration Rights Agreement (collectively, the "Ancillary Agreements"), (ii) issue, sell and deliver the Securities and the Warrant Shares and (iii) consummate the Asset Purchase.

                  SECTION  2.02.  Subsidiaries.  (a)  Except  as  set  forth  on
Schedule 2.02 hereto or in (i) the Annual Report of the Company on Form 10-K for the year ended January 30, 1999, and (ii) all other reports, statements and registration statements (including Current Reports on Form 8-K) filed by the Company with the Securities and Exchange Commission (the "SEC") since January 30, 1996, in each case including all amendments, supplements and exhibits thereto (collectively, the "Company SEC Filings"), neither the Company, the Guarantor, Apparel nor any of their subsidiaries owns of record or beneficially, directly or indirectly, (i) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation or (ii) any participating interest in any partnership, joint venture or other non-corporate business enterprise. Each subsidiary of the Company, the Guarantor and Apparel is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. Each subsidiary of the Company, the Guarantor and Apparel is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where such failure would not reasonably be expected to have a Material Adverse Effect. All the outstanding shares of capital stock of the Company's, the Guarantor's and Apparel's subsidiaries are duly authorized, validly issued, fully paid and nonassessable and, except as set forth on Schedule 2.02, are owned by the Company or by a direct or indirect wholly-owned subsidiary of the Company, in the case of subsidiaries of the Company, by the Guarantor or a wholly-owned subsidiary of the Guarantor, in the case of subsidiaries of the Guarantor, or by Apparel or a wholly-owned subsidiary of Apparel, in the case of subsidiaries of Apparel, free and clear of any liens, claims, charges, restrictions, rights of others, security interests, prior assignments or other encumbrances (collectively, "Claims"), and there are no proxies, voting or transfer agreements or understandings outstanding with respect to any such shares.

                  (b) The Company SEC Filings include a complete and accurate list of each subsidiary of the Company required to be disclosed therein by the rules and regulations of the SEC.

                  (c) For purposes of this Agreement, the term "subsidiary", when used with respect to the Company, the Guarantor or Apparel, shall mean any corporation or other business entity, a majority of whose outstanding equity securities is at the time owned, directly or indirectly, by the Company, the Guarantor and/or Apparel, as the case may be, and/or one or more other subsidiaries of the Company, the Guarantor and/or Apparel, as the case may be.

                  SECTION 2.03.  Capitalization.

                  (a) The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock and 2,100,000 shares of preferred stock, $1.00 par value, of the Company ("Preferred Stock"). As of the date hereof, 14,064,526 shares of Common Stock are issued and outstanding, all of which were duly authorized and validly issued and are fully paid and nonassessable, and 100,000 shares of Preferred Stock are issued and outstanding. The authorized capital stock of the Guarantor consists of 300,000 shares of common stock, par value $1.00 per share, of the Guarantor ("Guarantor Common Stock"). As of the date hereof, 200 shares of Guarantor Common Stock are issued and outstanding, all of which are owned by the Company and all of which were duly authorized and validly issued and are fully paid and nonassessable. The authorized capital stock of Apparel consists of 200,000 shares of common stock, par value $1.00 per share, of Apparel ("Apparel Common Stock"). As of the date hereof, 1,000 shares of Apparel Common Stock are issued and outstanding, all of which are owned by the Guarantor and all of which were duly authorized and validly issued and are fully paid and nonassessable.

                  (b) Except as set forth on Schedule 2.03, neither the Company, the Guarantor, Apparel nor any of their subsidiaries has any obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.

                  SECTION 2.04. Authorization of Agreements, Etc. (a) Except as set forth on Schedule 2.04 hereto, each of (i) the execution and delivery by the Company of this Agreement, the Warrants, the Asset Purchase Agreement and the other agreements related thereto, and the Ancillary Agreements, (ii) the performance by the Company of its respective obligations hereunder and thereunder, (iii) the execution and delivery by the Guarantor of this Agreement and the Guaranty, (iv) the performance by the Guarantor of its respective obligations hereunder and thereunder, (iv) the execution and delivery by Apparel of this Agreement, the Notes and the Asset Purchase Agreement, (v) the performance by Apparel of its respective obligations hereunder and thereunder, and (vi) the issuance, sale and delivery by each of the Company and Apparel, as the case may be, of the Securities and the Warrant Shares, and will not violate any provision of law, any order of any court or other agency of government, the Articles of Organization or By-laws of the Company, the Guarantor or Apparel, or any provision of any indenture, agreement or other instrument to which the Company, the Guarantor, Apparel or any of their properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any Claim in favor of any third person upon any of the assets of the Company, the Guarantor, Apparel or any of their subsidiaries.

                  (b) The Securities have been duly authorized by the Company and Apparel, as the case may be, and, when sold and paid for in accordance with this Agreement, will be validly issued Notes or Warrants, as the case may be. The Warrant Shares, when issued and delivered upon the exercise of the Warrants, will be duly authorized, validly issued, fully paid and nonassessable shares of Common Stock. Neither the issuance, sale and delivery of the Warrants, nor the issuance and delivery of the Warrant Shares upon the exercise of the Warrants, is subject to any preemptive rights of stockholders of the Company or to any right of first refusal or other similar right in favor of any person.

                  SECTION 2.05. Validity. This Agreement has been duly executed and delivered by each of the Company, the Guarantor and Apparel and constitutes the legal, valid and binding obligation of each of the Company, the Guarantor and Apparel, enforceable against each of the Company, the Guarantor and Apparel in accordance with its terms. The Notes, the Warrants and the Ancillary Agreements, when executed and delivered by the Company, the Guarantor and/or Apparel, as the case may be, as provided in this Agreement, will constitute the legal, valid and binding obligations of each of the Company, the Guarantor and Apparel, as the case may by, enforceable against each of the Company, the Guarantor and Apparel in accordance with their respective terms.

                  SECTION 2.06. Governmental Approvals. Subject to the accuracy of the representations and warranties of the Purchasers set forth in Article III hereof, except as set forth on Schedule 2.06 hereto, no registration or filing with, or consent or approval of, or other action by, any Federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance of this Agreement or any of the Ancillary Agreements, the issuance, sale and delivery of the Securities, the issuance and delivery of the Warrant Shares upon the exercise of the Warrants, or the consummation of the Asset Purchase, other than filings required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                  SECTION 2.07. Financial Statements, Etc. (a) The Company has furnished to the Purchasers the consolidated balance sheets of the Company and its consolidated subsidiaries as of January 30, 1999, January 31 1998, and February 1, 1997 and their related consolidated statements of income, stockholders' equity and cash flows for the years then ended, audited by KPMG Peat Marwick LLP, the independent public accountants retained by the Company. Except as set forth on Schedule 2.07(a) or in the Company SEC Filings, all such financial statements (including any related schedules and/or notes, if any) have been prepared in all material respects in accordance with generally accepted accounting principles consistently applied and consistent with prior periods ("GAAP"), except as reflected in the notes thereto. Except as set forth on
Schedule 2.07(a) hereto, such balance sheets fairly present, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of their respective dates, and such statements of operations, changes in stockholders' equity and cash flows fairly present, in all material respects, the consolidated results of operations of the Company and its consolidated subsidiaries (as the case may be) for the respective periods then ended. Except (i) as set forth in the consolidated financial statements of the Company and its consolidated subsidiaries as of January 30, 1999, or (ii) as incurred in the ordinary course of business and consistent with past practice since January 30, 1999, or (iii) as set forth on Schedule 2.07(a) hereto or incurred in connection with the Asset Purchase or transactions related thereto, neither the Company nor any of its subsidiaries has any material liabilities or obligations of any kind or nature that would be required to be disclosed on a consolidated balance sheet of the Company prepared in accordance with GAAP, whether known or unknown (whether absolute, secured, contingent or otherwise) and whether due or to become due.

                  (b) Guarantor has furnished to the Purchasers (i) the consolidated balance sheets of the Guarantor and its consolidated subsidiaries as of January 30, 1999 and 1998 and their related consolidated statements of income, stockholders' equity and cash flows for the years then ended, in the same form presented to the Guarantor's working capital lenders. Except as set forth on Schedule 2.07(b), all such financial statements (including any related schedules and/or notes, if any) have been prepared in all material respects in accordance with GAAP, except that such statements do not have the footnotes required under GAAP. Except as set forth on Schedule 2.07(b) hereto, such balance sheets fairly present, in all material respects, the consolidated financial position of the Guarantor and its consolidated subsidiaries as of their respective dates, and such statements of operations, changes in stockholders' equity and cash flows fairly present, in all material respects, the consolidated results of operations of the Company and its consolidated subsidiaries (as the case may be) for the respective periods then ended. Except
(i) as set forth in the consolidated financial statements of the Guarantor and its consolidated subsidiaries as of January 30, 1999, or (ii) as incurred in the ordinary course of business and consistent with past practice since January 30, 1999, neither the Guarantor nor any of its subsidiaries has any material liabilities or obligations of any kind or nature that would be required to be disclosed on a consolidated balance sheet of Guarantor prepared in accordance with GAAP, whether known or unknown (whether absolute, secured, contingent or otherwise) and whether due or to become due.

                  SECTION 2.08. SEC Filings. The Company has filed all forms, reports and documents required to be filed with the SEC since January 30, 1996, and the Company has made available to the Purchasers, as filed with the SEC, complete and accurate copies of the Company SEC Filings. The Company SEC Filings (including, without limitation, any financial statements or schedules included therein) (i) were prepared in compliance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, and the rules and regulations thereunder, as the case may be, and (ii) did not at the time of filing (or if amended, supplemented or superseded by a filing prior to the date hereof, on the date of that filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  SECTION 2.09. Absence of Certain Changes or Events. Except as set forth on Schedule 2.09 hereto or as otherwise disclosed in (i) the Company SEC Filings, or (ii) the financial statements referred to in Sections 2.07(a) or
(b), and except as otherwise expressly contemplated by this Agreement the Asset Purchase Agreement and the transactions contemplated hereby and thereby, since January 30, 1999, neither the Company, the Guarantor, Apparel nor any of their subsidiaries has:

                  (a) incurred any material obligation or liability (fixed or contingent), except in the ordinary course of business and consistent with past practice;

                  (b) discharged or satisfied any lien, security interest, charge or other encumbrance or paid any obligation or liability (fixed or contingent), other than in the ordinary course of business and consistent with past practice;

                  (c) mortgaged, pledged or subjected to any lien, security interest, charge or other encumbrance any of its material assets or properties (other than mechanic's, materialman's and similar statutory liens arising in the ordinary course of business and purchase money security interests arising as a matter of law between the date of delivery and payment);

                  (d) transferred, leased or otherwise disposed of any of its material assets or properties, or acquired any material assets or properties (including without limitation any leases, licenses or contract rights), in any case except in the ordinary course of business and consistent with past practice;

                  (e)  authorized,  declared  or paid any  dividend  (other than regular quarterly dividends by the Company) or made any other distribution on or in respect of any class of its capital stock or established a record date for any of the foregoing;

                  (f) canceled or compromised any material debt or claim other than in the ordinary course of business consistent with past practice;

                  (g) waived or released any rights of material value other than in the ordinary course ofbusiness;

                  (h) transferred or granted any rights under any material patents, trademarks, trade names, servicemarks or copyrights or with respect to any know-how;

                  (i) entered into any transaction, contract or commitment other than in the ordinary course of business that, individually or in the aggregate, are material to the Company and its subsidiaries, taken as a whole, or Apparel and its subsidiaries, taken as a whole, other than
         (A) contracts listed, or which pursuant to the terms hereof are not required to be listed, on Schedule 2.20 hereto and (B) this Agreement, the Asset Purchase Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby;

                  (j) suffered any material casualty loss or damage (whether or not such loss or damage shall have been covered by insurance) which affects in any material respect its ability to conduct its business;

                  (k) suffered any material adverse change in the properties, assets, condition (financial or other), prospects, operating results or business of the Company and its subsidiaries, taken as a whole, or Apparel and its subsidiaries, taken as a whole; or
 .
                  (l)  except  in  connection  with  this  Agreement,  the Asset
         Purchase Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, entered into any agreement, letter of intent or similar undertaking to take any of the actions listed in clauses (a) through (l) above.

                  SECTION 2.10. Actions Pending. Except (i) for any actions, suits, investigations or proceedings which individually do not involve claims against the Company, the Guarantor, Apparel or any of their subsidiaries for more than $250,000, (ii) as set forth on Schedule 2.10 hereto, or (iii) as set forth in the Company SEC Filings there is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened in writing against or affecting the Company or Apparel, or any of their properties or rights, before any court or by or before any governmental body or arbitration board or tribunal. Except as set forth on Schedule 2.10 hereto, there is no unsatisfied judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Company, the Guarantor or Apparel.

                  SECTION 2.11. Title to Properties. The Company, the Guarantor, Apparel and their subsidiaries have good and marketable title to the properties and assets reflected on the January 30, 1999 balance sheets (other than non-material properties and assets and other properties and assets disposed of in the ordinary course of business consistent with past practice since the date of such balance sheet), and all such properties and assets are owned free and clear of any Claims, except (i) as described on or referred to in the Company
SEC Filings  and (ii) for the liens  described  in clauses  (i) through  (iv) of
Section 2.12 below. Such properties and assets constitute all of the assets material to the business of the Company and its subsidiaries (the "Company Business"), all of the assets material to the business of the Guarantor and its subsidiaries (the "Guarantor Business") or all of the assets material to the business of Apparel and its subsidiaries (the "Apparel Business" and together with the Company Business and the Guarantor Business, the "Businesses") as the same is currently being conducted.

                  SECTION 2.12. Real Property Interests. The Company SEC Filings sets forth a complete and accurate list of the real properties (1) owned by the Company, the Guarantor or Apparel required by the rules and regulations of the SEC to be disclosed therein (the "Owned Properties") and (ii) leased by the Company, the Guarantor, Apparel or any of their subsidiaries required by the rules and regulations of the SEC to be disclosed therein (the "Leased Properties"). Except as set forth on Schedule 2.12 hereto or in the Company SEC Filings, the Company, the Guarantor or Apparel, as the case may be, has good and marketable fee title to each Owned Property, including the buildings, structures, and other improvements located thereon, free and clear of all Claims, subject to (i) liens for current taxes not yet due, (ii) landlord's liens, (iii) purchase money liens and (iv) workman's, materialman's, warehouseman's and similar liens arising by law or statute, except, in the case of (i), (ii), (iii) or (iv) above, for those liens which would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 2.12 hereto, there are no condemnations or eminent domain proceedings pending or, to the knowledge of the Company threatened, against any Owned Property or any material portion thereof except for those condemnations or proceedings which would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 2.12 hereto, neither the Company, the Guarantor nor Apparel has received any notice from any city, village or other governmental authority of any zoning, ordinance, land use, building, fire or health code or other legal violation in respect of any Owned Property, other than violations which have been corrected or which could not reasonably be expected to have a Material Adverse Effect. Each lease or other agreement relating to the Leased Properties is in full force and effect, without any material default of the Company, the Guarantor, Apparel or any such subsidiary thereunder and without any material default thereunder of the other party thereto, except for those defaults which would not reasonably be expected to have a Material Adverse Effect, and such leases and agreements together with the Owned Properties give the Company, the Guarantor, Apparel and their subsidiaries the right to use or occupy, as the case may be, all real properties as are sufficient and adequate to operate the Businesses as the same are currently being conducted.

                  SECTION 2.13. Intellectual Property Rights. The patents, trademarks and trade names, trademark and trade name registrations, servicemark, brandmark and brand name registrations and copyrights, the applications therefor and the licenses with respect thereto (collectively, "Intellectual Property Rights") listed on Schedule 2.13 hereto constitute all such material proprietary rights to be acquired by Apparel pursuant to the Asset Purchase Agreement. The Company, the Guarantor, Apparel and their subsidiaries conduct the Businesses without any material claim of infringement of any Intellectual Property Right of others, except for those claims which would not reasonably be expected to have a Material Adverse Effect; (ii) the consummation of the Asset Purchase and the transactions contemplated by this Agreement will not violate, terminate, impair or compromise any Intellectual Property Right; (iii) none of the Intellectual Property Rights listed on Schedule 2.13 is the subject of any outstanding order, ruling, decree, judgment or stipulation, except for those orders, rulings, decrees, judgements or stipulations which would not reasonably be expected to have a Material Adverse Effect; (iv) none of the authorized activities of any employee of the Company, the Guarantor, Apparel or any of their subsidiaries on behalf thereof violates any obligations of such employee to third parties, including, without limitation, confidentiality or non-competition obligations under agreements with a former employer, except for those violations which would not reasonably be expected to have a Material Adverse Effect; and (v) the Company, the Guarantor, Apparel and their subsidiaries have taken and are taking reasonable precautions to protect any material trade secrets and other confidential information included in the Intellectual Property Rights.

                  SECTION 2.14. Labor Matters. Except as set forth in the Company SEC Filings, neither the Company, the Guarantor, Apparel nor any of their subsidiaries is or has been a party to any collective bargaining or union agreement, and no such agreement is or has been applicable to any employees of the Company, the Guarantor, Apparel or any of their subsidiaries. Except as set forth in the Company SEC Filings, there are no pending controversies between the Company, the Guarantor, Apparel or any of their subsidiaries and any of such employees that might reasonably be expected to result in a Material Adverse Effect, or any unresolved labor union grievances or unfair labor practice or labor arbitration proceedings pending or threatened relating to the Businesses. Except as set forth in the Company SEC Filings, there are no labor unions or other organizations representing or purporting to represent any employees of the Company, the Guarantor, Apparel or any of their subsidiaries and there are not any organizational efforts currently being made or threatened involving any of such employees. Except as set forth in the Company SEC Filings, the Company, the Guarantor, Apparel and their subsidiaries are in compliance in all material respects with all laws and regulations or other legal or contractual requirements regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor related matters, including without limitation laws, rules, regulations, orders, rulings, conciliation agreements, decrees, judgments and awards relating to wages, hours, the payment of social security and similar taxes, equal employment opportunity, employment discrimination, fair labor standards, occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees. Neither the Company, the Guarantor, Apparel nor any of their subsidiaries is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing, except for those liabilities which would not reasonably be expected to have a Material Adverse Effect.

                  SECTION 2.15. Severance Arrangements. Except as set in the Company SEC Filings, neither the Company, the Guarantor, Apparel nor any of their subsidiaries is party to any agreement with any executive officer (i) the benefits of which (including, without limitation, severance benefits) are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company, the Guarantor, Apparel or any of their subsidiaries of the nature of any of the transactions contemplated by this Agreement or in connection with the Asset Purchase.

                  SECTION 2.16. Taxes. (a) Except as set forth on Schedule 2.16 hereto, each of the Company, the Guarantor, Apparel, their subsidiaries and any affiliated, combined or unitary group of which any such corporation is or was a member has (A) timely filed (taking into account any extension) all Federal and all material state, local and foreign returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed by it in respect of any Taxes (as hereinafter defined), (B) timely paid all material Taxes that are due and payable with respect to the periods covered by the Returns referred to in clause (A) without regard to whether such Taxes have been assessed (except for audit adjustments not material in the aggregate or to the extent that liability therefor is fully reserved for in the Company's, the
Guarantor's or Apparel's most recent audited financial statements), (C) established reserves that are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations of the Company, the Guarantor, Apparel and their subsidiaries through the date hereof and through the Closing Date, and (D) complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes, including without limitation required withholding from employee wages.

                  (b) Schedule 2.16 sets forth the last taxable period through which the Federal income Tax Returns of the Company, the Guarantor, Apparel and any of their subsidiaries (A) have been examined by the Internal Revenue Service and closed or (B) with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. All deficiencies asserted as a result of such examinations and any examination by any applicable state, local or foreign taxing authority which have not been or will not be appealed or contested in a timely manner have been paid, fully settled or adequately provided for in the Company's or Apparel's most recent audited financial statements. Except as set forth on Schedule 2.16, no Federal, state, local or foreign Tax audits or other administrative proceedings or court proceedings are currently pending with regard to any Federal or material state, local or foreign Taxes for which the Company, the Guarantor, Apparel or any of their subsidiaries would be liable, and no material deficiency for any such Taxes has been proposed, asserted or assessed or, to the best knowledge of the Company, threatened pursuant to such examination of the Company, the Guarantor, Apparel or any of their subsidiaries by such Federal, state, local or foreign taxing authority with respect to any period.

                  (c) Except as set forth on Schedule 2.16, neither the Company, the Guarantor, Apparel nor any of their subsidiaries has executed or entered into with the Internal Revenue Service or any taxing authority (A) any agreement or other document extending or having the effect of extending the period for assessments or collection of any Federal, state, local or foreign Taxes for which the Company, the Guarantor, Apparel or any of their subsidiaries would be liable or (B) a closing agreement pursuant to Section 7121 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), or any predecessor provision thereof or any similar provision of state, local or foreign income Tax law that relates to the assets or operations of the Company, the Guarantor, Apparel or any of their subsidiaries.

                  (d) Except as set forth on Schedule 2.16 hereto, neither the Company, the Guarantor, Apparel nor any of their subsidiaries is a party to any agreement providing for the allocation or sharing of liability for any Taxes.

                  (e) The Company has made available to the Purchasers complete and accurate copies of all income and franchise Tax Returns and all other material Returns filed by or on behalf of the Company, Apparel or any of their subsidiaries for the three taxable years ending on or prior to December 31, 1998, as well as for any taxable year which is under or still subject to examination by any applicable taxing authority.

                  (f) Each of the Company, the Guarantor and Apparel is not and has not been at any time over the last five years a "U.S. real property holding corporation," as defined in section 897 (c)(2) of the Internal Revenue Code.

                  For purposes of this Agreement, "Taxes" shall mean all Federal, state, local, foreign or other taxing authority income, franchise, sales, use, ad valorem, property, payroll, social security, unemployment, assets, value added, withholding, excise, severance, transfer, employment, alternative or add-on minimum and other taxes, charges, fees, levies, imposts, duties, licenses or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

                  SECTION 2.17. Compliance with Law; Permits. Neither the Company, the Guarantor, Apparel nor any of their subsidiaries is in default in any respect under any order or decree of any court, governmental authority, arbitrator or arbitration board or tribunal or under any laws, ordinances, governmental rules or regulations to which the Company, the Guarantor, Apparel or any of such subsidiaries or any of their respective properties or assets is subject, except where such default would not have a Material Adverse Effect. The Company, the Guarantor and/or Apparel possesses all material permits, authorizations, approvals, registrations, variances and licenses ("Permits") necessary for the Company, the Guarantor, Apparel or their subsidiaries to own, use and maintain their properties and assets or required for the conduct of each of the Businesses in substantially the same manner as it is currently conducted. Each Permit is in full force and effect and no proceeding is pending or, to the best knowledge of the Company, the Guarantor or Apparel, threatened in writing to modify, suspend, revoke or otherwise limit any Permit and no administrative or governmental actions have been taken or, to the best knowledge of the Company, the Guarantor or Apparel, threatened in writing in connection with the expiration or renewal of any Permit. Except as set forth on Schedule 2.17 hereto, neither the Company, the Guarantor, Apparel nor any of their subsidiaries will be required, as a result of the consummation of the transactions contemplated hereby or in connection with the Asset Purchase or the transactions contemplated hereby or thereby, to obtain or renew any Permit, except for such failure which would not reasonably be expected to have a Material Adverse Effect.

                  SECTION 2.18. Employee Benefit Plans. (a) As used herein the term "Plans" means any plan, program, arrangement, agreement, binding written commitment or other material binding commitment that is an employment, consulting or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, severance pay, life, health, disability or accident insurance plan, or vacation or other employee benefit plan, program, arrangement, agreement, binding written commitment or other material binding commitment, including, without limitation, each employee benefit plan (as defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained by the Company, the Guarantor, Apparel or any of their subsidiaries or any trade or business (whether or not incorporated) which, together with such persons, would be treated as a single employer under Title IV of ERISA or Section 414 of the Internal Revenue Code (collectively, the "ERISA Affiliates") or to which any ERISA Affiliate contributes or has any obligation to contribute to, or has or may have any liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar agreement).

(b) Each of the Company, the Guarantor, Apparel and each of their subsidiaries have complied, and currently are in compliance, in all material respects with all laws and regulations applicable to the Plans, including, without limitation, ERISA and the Internal Revenue Code.

                  (c) No  ERISA  Affiliate  has,  within  the  last  six  years, maintained, adopted or established, contributed to or been required to contribute to, or otherwise participated in or been required to participate in, any employee benefit plan or other program or arrangement subject to Title IV of ERISA (including, without limitation, a "multi-employer plan" (as defined in
Section 3(37) of ERISA), a multiple employer plan (as defined in Section 210 of ERISA) and a defined benefit plan (as defined in Section 3(35) of ERISA), and no ERISA Affiliate has incurred or will incur any material liability as a result of its maintenance, adoption or establishment of, contribution to, other participation in, or its being required to contribute to or otherwise participate in, any such plan, program or arrangement at any time prior to the Closing Date.

                  (d) Except as set forth on Schedule 2.18, neither the Company, the Guarantor, Apparel nor any of their subsidiaries provides or may be required to provide and no Plan, other than a Plan that is an employee pension benefit plan (within the meaning of Section 3(2)(A) of ERISA), provides or may be required to provide benefits, including, without limitation, death, health or medical benefits (whether or not insured), with respect to current or former employees of the Company, the Guarantor, Apparel or any of their subsidiaries beyond their retirement or other termination of service with the Company, the Guarantor, Apparel or their subsidiaries (other than (A) coverage mandated by applicable law, (B) deferred compensation benefits accrued as liabilities on the books of the Company, the Guarantor, Apparel or their subsidiaries, or (C) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary)). No ERISA Affiliate maintains any Plan under which any employee or former employee of any of the ERISA Affiliates may receive medical benefits which cannot be modified or terminated by the ERISA Affiliates at any time without the consent of any person (except as provided by generally applicable legislation).

                  (e) Neither the transactions contemplated hereby nor the Asset Purchase will result in (i) any portion of any amount paid or payable by the Company, the Guarantor or Apparel to a "disqualified individual" (within the meaning of Section 280G(c) of the Internal Revenue Code and the regulations promulgated thereunder), whether paid or payable in cash, securities of the Company or Apparel or otherwise and whether considered alone or in conjunction with any other amount paid or payable to such a "disqualified individual", being an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Internal Revenue Code and the regulations promulgated thereunder, (ii) any employee of the Company, the Guarantor, Apparel or any of their subsidiaries being entitled to severance pay, unemployment compensation, or any other payment, (iii) an acceleration of the time of payment or vesting, or an increase in the amount of compensation due to any such employee or former employee or
(iv) any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code for which an exemption is not available.

                  (f) No ERISA Affiliates have incurred any material liability with respect to any Plan under ERISA (including, without limitation, Title I or Title IV thereof, other than liability for premiums due to the Pension Benefit Guaranty Corporation), the Internal Revenue Code or other applicable law, which has not been satisfied in full or been accrued on the consolidated balance sheet of the Company and its subsidiaries as of January 30, 1999 pending full satisfaction, and no event has occurred, and there exists no condition or set of circumstances which could result in the imposition of any material liability under ERISA, the Internal Revenue Code or other applicable law with respect to any Plan.

                  (g) With respect to each Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under such insurance policy have been paid, and, except as set forth on
Schedule 2.18, as of the Closing Date there will be no material liability of any of the ERISA Affiliates under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing Date.

                  (h) None of the ERISA Affiliates has made any contribution to any Plan that may be subject to any material excise tax under Section 4972 of the Internal Revenue Code.

                  SECTION 2.19.  Environmental Matters.

                  (a)      Except as set forth in Schedule 2.19 hereto:

                  (i) Neither the business or operations of the Company, the Guarantor, Apparel and their subsidiaries, nor any of the Owned Properties or Leased Properties (the "Real Property"), violates any applicable Environmental Law (as defined below) in any material respect.

                  (ii) Neither the Company,  the  Guarantor,  Apparel nor any of
         their subsidiaries has stored, used, treated, released, discharged, spilled or disposed of any pollutants, contaminants, hazardous or toxic wastes, substances or materials, or other wastes or materials, that are subject to regulation under any applicable Environmental Law (collectively, "Regulated Materials"), either on or at any Real Property or at any other location, in violation in any material respect of any Environmental Law.

                  (iii) Neither the Company, the Guarantor, Apparel nor any of their subsidiaries has received any notice from any governmental authority or any other person alleging that the Company, the Guarantor, Apparel, their subsidiaries, or their respective business, operations, or properties are in violation of any Environmental Law or any applicable Governmental Approval (as defined below), or that any of them are responsible or potentially responsible for the investigation, removal, confinement, remediation or cleanup (collectively, "Response Action") of any Regulated Material at, on or beneath (A) the Real Property or any land adjacent thereto; (B) any property previously owned, leased or operated by the Company, the Guarantor, Apparel, their subsidiaries, or any of their predecessors; or (C) any other site.

                  (iv) Neither the Company, the Guarantor, Apparel nor any of their subsidiaries is subject to any actual or threatened government or private litigation or proceedings involving a claim for damages or other potential liabilities arising under or pursuant to any Environmental Law or Common Law Environmental Principles (as defined below).

                  (v) There is no  condition or  circumstance  at, on or beneath
         (A) any premises owned, leased, or operated by the Company, the Guarantor, Apparel or any of their subsidiaries, or previously owned, leased or operated by the Company, the Guarantor, Apparel, their subsidiaries or any of their predecessors, or (B) any property at which Regulated Materials generated by the Company, the Guarantor, Apparel, any of their subsidiaries or any of their respective predecessors have been treated or disposed of, that could reasonably be expected to give rise to any liability, loss or expense to the Company, the Guarantor or Apparel under any Environmental Law or form the basis of any requirement for a Response Action by the Company, the Guarantor or Apparel under any Environmental Law or Common Law Environmental Principles. Neither the Company, the Guarantor, Apparel, nor any of their subsidiaries have arranged for the treatment or disposal of any Regulated Material, or arranged for the transport of a Regulated Material for treatment or disposal, at or to any facility listed or proposed for listing on the National Priorities List established pursuant to CERCLA (as defined below) or on any list established by another governmental authority of sites requiring Response Action, or to any other location that is the subject of enforcement action or Response Action, or to the best knowledge of the Company, the Guarantor or Apparel, an investigation by any Governmental Authority or other party that could lead to claims against the Company, the Guarantor, Apparel or their subsidiaries for any Response Action, property or natural resource damages, or personal injury.

                  (vi)  The   Company,   the   Guarantor,   Apparel   and  their
         subsidiaries now hold, and the Company, the Guarantor, Apparel, and their subsidiaries, and their respective predecessors in the past have held, all Governmental Approvals required under any applicable Environmental Laws with respect to their respective businesses, operations, activities, properties and assets, except where such failure would not reasonably be expected to have a Material Adverse Effect. Each of the Company, the Guarantor, Apparel and their subsidiaries has timely filed all material reports required to be filed by it under applicable Environmental Laws with respect to the properties, operations, and businesses of the Company, the Guarantor, Apparel and their subsidiaries; and each of the Company, the Guarantor, Apparel and their subsidiaries has generated and maintained, in all material respects, all data, documentation and records required to be generated or maintained by the Company, the Guarantor, Apparel and their subsidiaries under any applicable Environmental Laws with respect thereto.

                  (b) For the purposes of this Agreement, the following terms shall have the meanings set forth below:

                  (i) "Common Law Environmental Principles" means any principles of common law under which a person or entity may be held liable for the release or discharge into the environment of any pollutants, contaminants, hazardous or toxic wastes, substances or materials, or other wastes or materials.

                  (ii) "Environmental Law" shall mean any federal, state, provincial, foreign, or local statute, law, rule, regulation, ordinance, code, order, consent decree, settlement agreement, or policy having the force of law relating to protection of the environment, natural resources, or public or employee health and safety, or relating to the production, generation, use, storage, treatment, processing, transportation or disposal of Regulated Materials, including, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq. ("CERCLA"); the Superfund Amendments and Reauthorization Act, Public Law 99-499, 100 Stat. 1613; the Resource Conservation and Recovery Act, 42 U.S.C. ss.6901 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. ss.136, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. ss.1801; the Federal Water Pollution Control Act, 33 U.S.C. ss.1251 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. ss.2701 et seq.; the Clean Air Act, 42 U.S.C. ss.7401 et seq.; the Occupational Safety and Health Act, 29 U.S.C. ss.651 et seq.; and counterpart state and local laws, and regulations adopted thereunder.

                  (iii) "Governmental Approval" means any permit, license, authorization, consent, approval, waiver, exception, variance, order, or exemption issued by any governmental authority in respect of any Environmental Law.

                  SECTION 2.20. Contracts. Except as set forth the Company SEC Filings or entered into in connection with this Agreement, the Asset Purchase Agreement or the transactions contemplated hereby or thereby, there are no contracts or agreements that are material to the conduct of the Businesses or to the financial condition or results of operations of the Company and its subsidiaries, taken as a whole. The Company has made available to the Purchasers complete and accurate copies of said contracts and agreements. Such agreements are valid and enforceable obligations of the Company, the Guarantor, Apparel or their subsidiaries, as the case may be, and, to the best knowledge of the Company, the Guarantor or Apparel, of the other par ties thereto. Neither the Company, the Guarantor nor Apparel has been notified in writing of any claim that any agreement referred to on such Schedule is not valid and enforceable in accordance with its terms for the periods stated therein, or that there is under any such contract any existing default or event of default or event which with notice or lapse of time or both would constitute such a default.

                  SECTION 2.21. Insurance. All policies of fire, liability, workers' compensation and other forms of insurance providing insurance coverage to or for the Company, the Guarantor, Apparel or any of their subsidiaries for events or occurrences arising or taking place in the case of occurrence type insurance, and for claims made or suits commenced in the case of claims-made type insurance, between the date of this Agreement and the Closing Date, are listed on Schedule 2.21 hereto, and, except as set forth on Schedule 2.21, all premiums with respect thereto covering all periods up to and including the date hereof have been paid, and no notice of cancellation or termination has been received with respect to any such policy. All such policies are in full force and effect, and, except as set forth on Schedule 2.21, provide insurance in such amounts and against such risks as is customary for companies engaged in similar businesses to protect the employees, properties, assets, business and operations of the Company, the Guarantor, Apparel and their subsidiaries. All such policies will remain in full force and effect and will not in any way be affected by, or terminate or lapse by reason of, any of the transactions contemplated hereby or the Asset Purchase.

                  SECTION 2.22. Offering of the Securities. Neither the Company, Apparel nor any person authorized or employed by the Company or Apparel as agent, broker, dealer or otherwise in connection with the offering or sale of the Securities or any similar securities of the Company or Apparel has offered any such securities for sale to, or solicited any offers to buy any such securities from, or otherwise approached or negotiated with respect thereto with, any person or persons, under circumstances that involved the use of any form of general advertising or solicitation as such terms are defined in Regulation D of the Securities Act; and, assuming the accuracy of the representations and warranties of the Purchasers set forth in Article III hereof, neither the Company, Apparel nor any person acting on the Company's or Apparel's behalf has taken or will take any action (including, without limitation, any offer, issuance or sale of any securities of the Company or Apparel under circumstances which might require the integration of such transactions with the sale of the Securities under the Securities Act or the rules and regulations of the SEC thereunder) which would subject the offering, issuance or sale of the Securities to the Purchasers to the registration provisions of the Securities Act.

                  SECTION 2.23. Related Party Transactions. Except as set forth in the Company SEC Documents or as contemplated hereby, there are no existing material arrangements or proposed material transactions between the Company, the Guarantor or Apparel and (i) any executive officer or director of the Company, the Guarantor, Apparel or any member of the immediate family of any of the foregoing persons (such officers, directors and family members being hereinafter individually referred to as a "Related Party"), (ii) any business (corporate or otherwise) which a Related Party owns, directly or indirectly, or in which a Related Party has an ownership interest, or (iii) between any Related Party and any business (corporate or otherwise) with which the Company, the Guarantor or Apparel regularly does business.

                  SECTION 2.24. Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Company, the Guarantor and Apparel directly with the Purchasers without the intervention of any other person on behalf of the Company, the Guarantor or Apparel in such manner as to give rise to any valid claim by any other person against the Purchasers for a finder's fee, brokerage commission or similar payment.


                                  ARTICLE III.

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

                  Each Purchaser, severally and not jointly, represents and warrants to the Company as follows:

                  SECTION 3.01. Authorization. The execution, delivery and performance by such Purchaser of this Agreement and the Ancillary Agreements, and the purchase and receipt by such Purchaser of the Securities being acquired by it hereunder, have been duly authorized by all requisite action on the part of such Purchaser, and will not violate any provision of law, any order of any court or other agency of government, the charter or other governing documents of such Purchaser, or any provision of any indenture, agreement or other instrument by which such Purchaser or any of such Purchaser's properties or assets are bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in any Claim upon any of the properties or assets of such Purchaser.

                  SECTION 3.02. Validity. This Agreement has been duly executed and delivered by such Purchaser and constitutes the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms. Each of the Ancillary Agreements, when executed and delivered in accordance with this Agreement, will constitute the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms.

                  SECTION 3.03.  Investment Representations.

                  (a) Such Purchaser is acquiring the Securities being purchased by such Purchaser hereunder for such Purchaser's own account, for investment, and not with a view toward the resale or distribution thereof.

                  (b) Such Purchaser understands that he, she or it, as the case may be, must bear the economic risk of such Purchaser's investment for an indefinite period of time because the Securities are not registered under the Securities Act or any applicable state securities laws, and may not be resold unless subsequently registered under the Securities Act and such other laws or unless an exemption from such registration is available. Such Purchaser also understands that, except as provided in the Registration Rights Agreement, it is not contemplated that any registration will be made under the Securities Act or that the Company will take steps which will make the provisions of Rule 144 under the Securities Act available to permit resale of the Securities. Such Purchaser agrees not to pledge, transfer, convey or otherwise dispose of any of the Securities, except in a transaction that is the subject of either (i) an effective registration statement under the Securities Act and any applicable state securities laws, or (ii) an unqualified opinion of counsel to the effect that such registration is not required (which opinion and counsel shall be reasonably satisfactory to the Company, it being agreed that Reboul, MacMurray, Hewitt, Maynard & Kristol shall be satisfactory, and may be relied on by the Company in making such determination), it being intended that the agreements with respect to the Securities contained in this sentence shall be construed consistently with the provisions relating to the same subject matter contained in the Registration Rights Agreement.

                  (c) Such Purchaser is able to fend for itself in the transactions contemplated by this Agreement and such Purchaser has the ability to bear the economic risks of the investment in the Securities being purchased hereunder for an indefinite period of time. Without limiting or compromising the rights of the Purchasers pursuant to Section 4.02 hereof, such Purchaser further acknowledges that he, she or it, as the case may be, has received copies of the documents that it deems relevant to the transactions contemplated hereby and has had the opportunity to ask questions of, and receive answers from, officers of the Company and Edison Stores with respect to the business and financial condition of the Company and REPP and the terms and conditions of the offering of the Securities and to obtain additional information necessary to verify such information or can acquire it without unreasonable effort or expense.

                  (d) Such Purchaser has such knowledge and experience in financial and business matters that such Purchaser is capable of evaluating the merits and risks of its investment in the Securities. Except as set forth on
Schedule 3.03, such Purchaser further represents that he, she or it, as the case may be, is an "accredited investor" as such term is defined in Rule 501 of Regulation D of the SEC under the Securities Act with respect to its purchase of the Securities, and that any such Purchaser that is a limited partnership has not been formed for the purpose of purchasing the Securities.

                  (e) If such Purchaser is a limited partnership, such Purchaser represents that it has been organized and is existing as a limited partnership under the laws of the State of Delaware.

                  SECTION 3.04. Governmental Approvals. No registration or filing with, or consent or approval of, or other action by, any Federal, state or other governmental agency or instrumentality is or will be necessary by the Purchasers for the valid execution, delivery and performance of this Agreement and the Ancillary Agreements.


                                   ARTICLE IV.

               COVENANTS OF THE COMPANY, THE GUARANTOR AND APPAREL

                  SECTION 4.01. Conduct of the Company's, the Guarantor's and Apparel's Business. Each of the Company, the Guarantor and Apparel, in the case of the Guarantor and Apparel solely with respect to it and its subsidiaries, covenants and agrees that, prior to the Closing Date (and not after the Closing
Date), unless the Purchasers shall otherwise consent in writing or as otherwise expressly contemplated by this Agreement, the Asset Purchase Agreement or the transactions contemplated hereby or thereby:

                  (a) the Businesses shall be conducted only in, and the Company, the Guarantor, Apparel and its subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice and each of the Company, the Guarantor, Apparel and their subsidiaries shall use its best efforts to preserve intact its present business organization, keep available the services of its current officers and employees, maintain its assets (other than those permitted to be disposed of hereunder) in good repair and condition, maintain its books of account and records in the usual, regular and ordinary manner and preserve its goodwill and ongoing business;

                  (b) neither the Company, the Guarantor nor Apparel shall directly or indirectly do any of the following: (i) issue, sell, pledge, dispose of or encumber (or permit any of its subsidiaries to issue, sell, pledge, dispose of or encumber) (A) any capital stock of any of its subsidiaries or (B) any property or assets (including Intellectual Property Rights) of the Company, the Guarantor, Apparel or any of their subsidiaries, except inventory and immaterial assets in the ordinary course of business consistent with past practice; (ii) amend or propose to amend its Articles of Organization or By-Laws; (iii) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to such shares (except for any dividends paid in the ordinary course to the Company or to any wholly-owned subsidiary of the Company); (iv) redeem, purchase, acquire or offer to acquire (or permit any of its subsidiaries to redeem, purchase, acquire or offer to acquire) any shares of its capital stock; or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this paragraph (b);

(c) neither the Company, the Guarantor, Apparel nor any of their subsidiaries shall (i) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class or other property or assets whether pursuant to the Company's stock option plan or otherwise or modify the terms or any outstanding options, warrants or rights to acquire the Company's, the Guarantor's or Apparel's capital stock; provided that the Company, the Guarantor or Apparel may issue shares of Common Stock upon the exercise of currently outstanding options, warrants or contractual rights referred to in Section 2.03(c) hereof or Schedule 2.03 hereof; (ii) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof (except an existing wholly-owned subsidiary) or any material amount of assets, except pursuant to the Asset Purchase Agreement; (iii) incur or guarantee any indebtedness for borrowed money or refinance any such indebtedness or issue or sell any debt securities, except in the ordinary course of business consistent with past practice; (iv) enter into or modify any material contract, lease, agreement or commitment, or permit or perform any act that would cause a material breach of any such contract, lease, agreement or commitment; (v) terminate, modify, assign, waive, release or relinquish any material contract rights or amend any material rights or claims;
(vi) other than as disclosed on Schedule 2.09 hereof, discharge or satisfy any material Claim or settle or compromise any material claim, action, suit or proceeding pending or threatened against the Company, the Guarantor, Apparel or any of their subsidiaries, or, if the Company, the Guarantor, Apparel or any of their subsidiaries may be liable or obligated to provide indemnification, against the Company's, the Guarantor's or Apparel's directors or officers, before any court, governmental agency or arbitrator; (vii) make any loans, advances or capital contributions to or investments in, any other person; (viii) alter through merger, liquidation, reorganization, restructuring or in any other manner the corporate structure or ownership of any subsidiary of the Company, the Guarantor or of Apparel; (ix) violate or fail to perform, in any material respect, any obligation imposed upon the Company, the Guarantor, Apparel or any of their subsidiaries by any applicable laws, orders or decrees, ordinances, government rules or regulations or conciliation agreements; or (x) to the extent not described herein, take any action described in Section 2.09 hereof;

                  (d) neither the Company, the Guarantor, Apparel nor any of their subsidiaries shall grant any increase in the salary or other compensation of its directors, officers or employees, except reasonable salary increases, in the case of employees who are not directors or executive officers of the Company, the Guarantor, Apparel or any of their subsidiaries, in the ordinary course of business consistent with past practice, or grant any bonus to any employee or enter into any employment agreement or make any loan to or enter into any material transaction of any other nature with any employee of the Company, the Guarantor, Apparel or any of their subsidiaries;

                  (e) neither the Company, the Guarantor, Apparel nor any of their subsidiaries shall take any action to institute any new severance or termination pay practices with respect to any directors, officers or employees of the Company, the Guarantor, Apparel or their subsidiaries or to increase the benefits payable under its severance or termination pay practices;

                  (f) neither the Company, the Guarantor, Apparel nor any of their subsidiaries shall (except for reasonable salary increases for employees who are not directors or executive officers of the Company, the Guarantor, Apparel or any of their subsidiaries in the ordinary course of business consistent with past practice) adopt or amend, in any material respect, any Plan for the benefit or welfare of any directors, officers or employees, except as contemplated hereby or as may be required by applicable law or regulation;

                 (g) each of the Company, the Guarantor, Apparel and their subsidiaries shall use its best efforts, to the extent not prohibited by the foregoing provisions of this Section 4.01, to maintain its relationships with its suppliers and customers, clients and others having business dealings with it, and if and as requested by the Purchasers, (i) the Company shall use its best efforts to make reasonable arrangements for representatives of the Purchasers to meet with customers and suppliers of the Company, the Guarantor, Apparel or any of their subsidiaries and (ii) the Company shall schedule, and the management of the Company shall participate in, meetings of representatives of the Purchasers with employees of the Company, the Guarantor, Apparel or any of their subsidiaries;

                  (h) the Company shall provide to the Purchasers or their representatives a draft of any Federal income Tax return or material state, local or foreign Tax return (other than state or local sales and use taxes) required to be filed on behalf of the Company, the Guarantor, Apparel or any of their subsidiaries between the date of this Agreement and the Closing Date at least 30 days prior to the date on which such return is due (or, if later, any extensions of such date) and shall not file any such return without the consent of the Purchasers or their representatives, unless required by applicable law;

                  (i) each of the Company, the Guarantor and Apparel shall not, and shall not permit any subsidiary to, (A) utilize accounting principles different from those used in the preparation of the financial statements referred to in Section 2.07, (B) change in any manner its method of maintaining its books of account and records from such methods as in effect on December 31, 1998, or (C) accelerate booking of revenues or the deferral of expenses, other than as shall be consistent with past practice and in the ordinary course of business, except to the extent that any such action is required by GAAP; and

                  (j) each of the Company, the Guarantor and Apparel shall not, and shall not permit any subsidiary to, enter into any transaction or make any agreement or commitment, or permit any event to occur, which would result in any of the representations or warranties of the Company contained in this Agreement not being true and correct in all material respects at and as of the time immediately after the occurrence of such transaction or event.

                  SECTION 4.02. Access to Information. (a) Each of the Company, the Guarantor and Apparel shall, and shall cause its subsidiaries, officers, directors, employees, representatives, advisors and agents to, (1) afford, from the date hereof through the Closing Date, the representatives, advisors and agents of the Purchasers complete access at all reasonable times during normal business hours to its officers, employees, agents, properties, books, records and workpapers, and shall furnish the Purchasers all financial, operating and other information and data as the Purchasers, through their representatives, advisors or agents, may reasonably request and (b) shall promptly furnish to the Purchasers a copy of (i) each report, schedule and other document filed or received by it during such period pursuant to the requirements of the federal securities laws or rules and regulations of any national securities exchange, and (ii) all material written correspondence, filings, communications (or memoranda setting forth the substance thereof) between the Company, the Guarantor or Apparel or any of their officers, employees, representatives, advisors or agents and any governmental entity with respect to the obtaining of any waivers, consent or approvals and the making of any registrations or filings, in each case that is necessary to the transactions contemplated by this Agreement or the Asset Purchase Agreement.

                  (b) No investigation pursuant to this Section 4.02 shall affect, add to or subtract from any representations or warranties of the parties hereto or the conditions to the obligations of the parties hereto to effect the transactions contemplated hereby or the Asset Purchase.

                  SECTION 4.03.  Financial Statements.   The Company shall
each deliver, or cause to be delivered to Purchaser, so long as such Purchaser shall be a holder of any Notes:

                  (i) as soon as available but in any event within 45 days after the end of each quarterly accounting period in each fiscal year, unaudited consolidated statements of income and cash flows of each of the Company and its subsidiaries, the Guarantor and its subsidiaries and Apparel and its subsidiaries for such quarterly period and for the period from the beginning of the fiscal year to the end of such quarter, and consolidated balance sheets of each of the Company and its subsidiaries, the Guarantor and its subsidiaries and Apparel and its subsidiaries as of the end of such quarterly period, all prepared in accordance with GAAP, subject to the absence of footnote disclosures and to normal year-end adjustments;

                  (ii) within 120 days after the end of the each fiscal year, consolidated statements of income and cash flows of each of the Company and its subsidiaries, the Guarantor and its subsidiaries and Apparel and its subsidiaries for such fiscal year, and consolidated balance sheets of each of the Company and its subsidiaries, the Guarantor and its subsidiaries and Apparel and its subsidiaries as of the end of such fiscal year, setting forth in each case comparisons to the annual budget and to the preceding fiscal year, all prepared in accordance with GAAP, and accompanied by (a) with respect to the consolidated portions of such statements (except with respect to budget data), an opinion containing no exceptions or qualifications (except for qualifications regarding specified contingent liabilities) of KPMG Peat Marwick LLP independent public accountants retained by the Company or another independent accounting firm of recognized national standing acceptable to DLJ (as defined herein) (b) a copy of such firm's annual management letter to the Company's board of directors;

                  (iii) accompanying the financial statements referred to in paragraphs (i) and (ii), a certificate of the Company's Chief Financial Officer stating that, as the case may be, neither the Guarantor, Apparel nor any of their Subsidiaries is in default under any of its other material agreements or, if any such default exists, specifying the nature and period of existence thereof and what actions the Company, the Guarantor, Apparel and their Subsidiaries have taken and propose to take with respect thereto;

                  SECTION 4.04. Additional Guaranty. In the event the Company replaces, renews, restructures or refinances all of the working capital lines of credit extended to it or its subsidiaries, the Company shall use its reasonable efforts to obtain from the new working capital lenders the right to have The Casual Male, Inc., a Massachusetts corporation and a wholly-owned subsidiary of the Company ("TCM"), to guarantee Apparel's obligations under the Notes by executing a guaranty substantially similar to the Guaranty. In the event such right is received, the Company shall promptly cause Casual Male to execute such guaranty after the effectiveness of any such new or amended working capital lines of credit; provided, however, that this Section 4.04 shall in no way be construed as requiring the Company or its subsidiaries to enter into any working capital arrangements that are in any way less favorable to the Company or its subsidiaries as could be obtained from one or more lenders who do not permit TCM to guarantee the Notes.

                  SECTION 4.05. Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the Asset Purchase Agreement, including, without limitation, using all reasonable efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings.

                  SECTION 4.06. Notification of Certain Matters. The Company shall give prompt notice to the Purchasers, and the Purchasers shall give prompt notice to the Company, of (i) the occurrence, or failure to occur, of any event that such party believes would be likely to cause (x) any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof through the Closing Date or
(y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and (ii) any failure of the Company, the Guarantor, Apparel or the Purchasers, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that failure to give such notice shall not constitute a waiver of any defense that may be validly asserted.

                  SECTION 4.07. Public Announcements. Prior to the Closing Date, each of the Company, the Guarantor, Apparel and the Purchasers agrees that it will not issue or release any press release or otherwise make any public statement with respect to this Agreement (including the Exhibits and Schedules hereto) or the transactions contemplated hereby without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that such disclosure can be made without obtaining such prior consent if (i) the disclosure is required by law or by obligations imposed pursuant to any listing agreement with any national securities exchange and (ii) the party making such disclosure has first used its reasonable efforts to consult with the other party about the form and substance of such disclosure.

                  SECTION 4.08. Use of Proceeds. The Company shall apply the proceeds from the sale of the Securities and the Credit Agreement first (i) for the payment of the purchase price under the Asset Purchase Agreement and (ii) for working capital and general corporate purposes.


                                   ARTICLE V.

                              CONDITIONS PRECEDENT

                  SECTION 5.01. Conditions Precedent to the Obligations of the Purchasers. The obligations of the Purchasers hereunder are, at their option, subject to the satisfaction, on or before the Closing Date, of the following conditions:

                  (a) Representations and Warranties to Be True and Correct. The representations and warranties of the Company contained in this Agreement (without regard to any qualifications as to materiality contained therein) shall be true and correct in all material respects on the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of such date, and the Company shall have so certified to the Purchasers in writing.

                  (b) Performance. Each of the Company, the Guarantor and Apparel shall have performed and complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or on the Closing Date, and the Company shall have so certified to the Purchasers in writing.

                  (c) All Proceedings to Be Satisfactory. All corporate and other proceedings to be taken by the Company, the Guarantor and Apparel and all waivers and consents to be obtained by the Company, the Guarantor and Apparel in connection with the transactions contemplated hereby shall have been taken or obtained by the Company, the Guarantor or Apparel, as the case may be, and all documents incident thereto shall be satisfactory in form and substance to the Purchasers and their counsel.

                  (d) Supporting Documents. On or prior to the Closing Date the Purchasers and their counsel shall have received copies of the following supporting documents:

                  (i) copies of (1) the Articles of Organization of the Company, the Guarantor and Apparel, including all amendments thereto, certified as of a recent date by the Secretary of State or the appropriate official of the relevant state of incorporation, and (2) certificates of said Secretary or official, dated as of a recent date, as to the due incorporation and good standing of the Company, the Guarantor, Apparel and each such subsidiary, and listing all documents on file with said official; and

                  (ii) a certificate of the Secretary or an Assistant Secretary of the Company, of the Secretary or Assistant Secretary of the Guarantor and of the Secretary or an Assistant Secretary of Apparel, dated the Closing Date and certifying (1) that attached thereto is a true and complete copy of the By-laws of the Company, the Guarantor or Apparel, as the case may be, as in effect on the date of such certification and at all times since the date hereof; (2) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of the Company, the Guarantor or Apparel, as the case may be, authorizing the execution, delivery and performance of this Agreement, the Asset Purchase Agreement and the Ancillary Agreements, the issuance, sale and delivery of the Securities, the reservation, issuance and delivery of the Warrant Shares, and the performance of the Asset Purchase and that all such resolutions are still in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement; (3) that the Articles of Organization of the Company, the Guarantor or Apparel, as the case may be, has not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (i)(2) above; and
         (4) as to the incumbency and specimen signature of each officer of the Company, the Guarantor or Apparel, as the case may be, executing this Agreement, the Notes, the Warrants and the Ancillary Agreements and any certificate or instrument furnished pursuant hereto, and a certification by another officer of said corporation as to the incumbency and signature of the officer signing the certificate referred to in this paragraph (ii).

         All such documents shall be satisfactory in form and substance to the Purchasers and their counsel.

                  (e) Opinion of Counsel. The Purchasers shall have received from Goodwin, Procter & Hoar LLP, counsel for the Company, an opinion dated the Closing Date, substantially in the form of Annex I attached hereto.

                  (f) Consents; HSR Act Waiting Period. The Company shall have obtained all consents required to be obtained pursuant to Section 4.06 hereof. Without limiting the generality of the foregoing, all applicable waiting periods under the HSR Act with respect to the transactions contemplated hereby or by the Asset Purchase Agreement shall have expired or been terminated.

                  (g) Legal Proceedings. No preliminary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority, or national securities exchange shall be in effect that would prevent the consummation of the transactions contemplated this Agreement or the Asset Purchase Agreement.

                  (h)  Ancillary  Agreements.   Each  party  hereto  shall  have
executed and delivered the Ancillary Agreements and the Ancillary Agreements shall be in full force and effect.

                  (i) Guaranty. The Guaranty shall be in full force and effect.

                  (j) Credit Agreement. The Company shall have entered into the Credit Agreement on terms acceptable to the Purchasers and shall have received proceeds therefrom sufficient in combination with the proceeds received pursuant to the consummation of the transactions contemplated hereby to permit the Company to effect transactions contemplated by the Asset Purchase Agreement.

                  (k) Asset Purchase. The Asset Purchase shall be consummated simultaneously with the issuance and sale of the Note and Warrants and none of the conditions set forth in Section 8.4 of the Asset Purchase Agreement shall have been waived.

                  SECTION 5.02. Conditions Precedent to the Obligations of the Company. The obligations of the Company and Apparel hereunder are, at its option, subject to the satisfaction, on or before the Closing Date, of the following conditions:

                  (a) Representations and Warranties to Be True and Correct. The representations and warranties of the Purchasers contained in this Agreement (without regard to any qualifications as to materiality contained therein) shall be true and correct in all material respects on the Closing Date, with the same effect as though such representations and warranties had been made on and as of such date, and the Purchasers shall have so certified to the Company in writing.

                  (b) Performance. The Purchasers shall have performed and complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by them prior to or on the Closing Date, and the Purchasers shall have so certified to the Company in writing.

                  (c) All Proceedings to Be Satisfactory. All proceedings to be taken by the Purchasers and all waivers and consents to be obtained by the Purchasers in connection with the transactions contemplated hereby shall have been taken or obtained by the Purchasers and all documents incident thereto shall be satisfactory in form and substance to the Company and its counsel.

                  (d) HSR Act Waiting Period. All applicable waiting periods under the HSR Act with respect to the transactions contemplated hereby or by the Asset Purchase Agreement shall have expired or been terminated.

                  (e) Legal Proceedings. No preliminary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority, or national securities exchange shall be in effect that would prevent the consummation of the transactions contemplated by this Agreement or the Asset Purchase Agreement.

                  (f)  Ancillary  Agreements.   Each  party  hereto  shall  have
executed and delivered the Ancillary Agreements and the Ancillary Agreements shall be in full force and effect.

                  (g) Credit Agreement. The Company shall have entered into the Credit Agreement on terms acceptable to the Purchasers and shall have received proceeds therefrom sufficient in combination with the proceeds received pursuant to the consummation of the transactions contemplated hereby to permit the Company to effect transactions contemplated by the Asset Purchase Agreement.

                  (h) Asset Purchase. The Asset Purchase shall be consummated simultaneously with the issuance and sale of the Note and Warrants and none of the conditions set forth in Section 8.4 of the Asset Purchase Agreement shall have been waived.

                                   ARTICLE VI.

                     SURVIVAL OF REPRESENTATIONS; INDEMNITY

                  SECTION 6.01. Survival of Representations. Subject as set forth below, all representations and warranties (other than representations and warranties as to Tax matters) made by any party hereto in this Agreement or pursuant hereto shall survive for the period commencing on the date hereof and ending on third anniversary of the date hereof, and (ii) the representations and warranties as to Tax matters made by any party hereto in this Agreement or pursuant hereto shall survive for the applicable Tax statute of limitation period, including any extensions thereof. The sole recourse of any party hereto as a result of any breach of any representations or warranties of any other party shall be pursuant to, and subject to the limitations of, this Article VI.

                  SECTION 6.02.  General Indemnity.

                  (a) Subject to the terms and conditions of this Article VI, the Company hereby agrees to indemnify, defend and hold the Purchasers harmless from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and expenses (collectively, "Damages"), asserted against, resulting to, imposed upon or incurred by the Purchasers by reason of or resulting from a breach of any representation, warranty or covenant of the Company, the Guarantor or Apparel contained in or made pursuant to this Agreement.

                  (b) Subject to the terms and conditions of this Article VI, each Purchaser hereby agrees to indemnify, defend and hold the Company, the Guarantor and Apparel harmless from and against all Damages asserted against, resulting to, imposed upon or incurred by the Company by reason of or resulting from a breach of any representation, warranty or covenant of the Purchasers contained in or made pursuant to this Agreement.

                  SECTION 6.03. Conditions of Indemnification. The respective obligations and liabilities of the Purchasers, on the one hand, and the Company, on the other hand (the "indemnifying party"), to the other (the "party to be indemnified") under Section 6.02 hereof with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

                  (a) within 20 days after receipt of notice of commencement of any action or the assertion in writing of any claim by a third party, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading, and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing;

                  (b) in the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof, provided that the indemnifying party shall be given at least 15 days prior written notice of the effectiveness of any such proposed settlement or compromise and no settlement shall be entered into without the written consent of the indemnifying party;

                  (c) anything in this Section 6.03 to the contrary notwithstanding (i) if there is a reasonable probability that a claim may materially and adversely affect the indemnifying party other than as a result of money damages or other money payments, the indemnifying party shall have the right, at its own cost and expense, to compromise or settle such claim, but (ii) the indemnifying party shall not, without the prior written consent of the party to be indemnified, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the party to be indemnified a release from all liability in respect of such claim; and

                  (d)  in  connection   with  any  such   indemnification,   the
indemnified party will cooperate in all reasonable requests of the indemnifying party.

                  SECTION 6.04. Limitation on Certain Indemnities. Notwithstanding anything in this Article VI to the contrary:

                  (a) the Company shall not be obligated to indemnify, defend and hold harmless the Purchasers pursuant to Section 6.02 hereof unless the aggregate amount of such Damages exceeds $200,000; and

                  (b) the Company's aggregate liability and obligation to indemnify, defend and hold harmless the Purchasers pursuant to said Section 6.02 shall in no event exceed the aggregate purchase price paid by the Purchasers for the Securities pursuant to Section 1.01 hereof.


                                  ARTICLE VII.

                                   TERMINATION

                  SECTION 7.01. Termination by the Parties. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

                  (a) by mutual consent of the Purchasers and the Company;

                  (b) by either the Purchasers or the Company, if (i) the transactions contemplated hereby have not been consummated before June 15, 1999 or (ii) any permanent injunction or action by any governmental entity of competent jurisdiction preventing the consummation of the transactions contemplated by this Agreement or the Asset Purchase Agreement shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (ii) shall have used all reasonable efforts to remove such injunction or overturn such action;

                  (c) by the Purchasers, if (i) there has been a breach in any material respect of any of the representations and warranties of the Company set forth herein, (ii) there has been a breach in any material respect of any of the covenants or agreements set forth in this Agreement on the part of the Company, the Guarantor or Apparel, which breach is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the Purchasers to the Company, or (iii) the Board of Directors of the Company, the Guarantor or Apparel shall have withdrawn or modified in a manner adverse to the Purchasers its approval or recommendation of this Agreement, the Asset Purchase Agreement or the transactions contemplated hereby or thereby.

                  (d) by the Company if (i) there has been a breach in any material respect of any of the representations and warranties of the Purchasers set forth herein, or (ii) there has been a breach in any material respect of any of the covenants or agreements set forth in this Agreement on the part of the Purchasers which breach is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the Purchasers to the Company.

                  SECTION  7.02.  Effect  of  Termination.  In the  event of the
termination  of  this  Agreement  and  the   abandonment  of  the   transactions
contemplated hereby pursuant to this Article VII, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to any other party hereto, except as provided in this Section 7.02 and Sections 4.06 and 8.02 hereof, and except that nothing shall relieve any party from liability for any breach of this Agreement.


                                  ARTICLE VIII.

                                  MISCELLANEOUS

                  SECTION 8.01. Restrictive Legends. (a) The certificate or instrument representing the Securities shall bear a legend substantially in the following form:

         THIS [NOTE][WARRANT] HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS IT HAS BEEN REGISTERED UNDER THAT ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

                  (b) Each certificate representing the Warrant Shares, whether by reason of a stock split or share reclassification thereof, a stock dividend thereon or otherwise, and each certificate for any such securities issued to subsequent transferees of any such certificate shall be stamped or otherwise imprinted with the legend required to be borne by such shares by the Registration Rights Agreement, except as expressly provided in the Registration Rights Agreement.

                  SECTION 8.02. Expenses, Etc. Each party hereto shall pay its own expenses in connection with the transactions contemplated hereby, except that the Company shall reimburse DLJ or pay on its behalf any reasonable fees and expenses incurred by DLJ Fund Investment Partners II, L.P. and its affiliates ("DLJ") in connection with the negotiation and preparation of this Agreement and the related documents and agreements contemplated hereby; provided, however, that in the event that the transactions contemplated hereby are not consummated, the Company shall only be obligated hereunder, if such failure to consummate the transactions contemplated hereby results from the termination of this Agreement by the Purchasers in accordance with the terms hereof due to the breach in any material respect of representations, warranties, covenants or agreements of the Company set forth herein. For purposes hereof, the "fees and expenses incurred by DLJ" shall include, without limitation, the fees, disbursements and expenses of counsel, accountants, financial advisors and other experts retained by DLJ in connection with this Agreement and the transactions contemplated hereby. Such Termination Fee and/or such fees and expenses, as the case may be, shall be payable on the Closing Date or, in the case of the proviso above, upon the termination of this Agreement.

                  SECTION 8.03. Survival of Agreements. All covenants, agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the issuance, sale and delivery of the Securities pursuant hereto, notwithstanding any investigation made at any time by or on behalf of any party hereto. All statements contained in any certificate or other instrument delivered by the Company hereunder shall be deemed to constitute representations and warranties made by the Company.

                  SECTION 8.04. Parties in Interest. All covenants and agreements contained in this Agreement by or on behalf of any party hereto shall bind and inure to the benefit of the respective successors and assigns of such party hereto whether so expressed or not.

                  SECTION 8.05. Notices. Any notice or other communications required or permitted hereunder shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class certified mail, postage prepaid, by nationally recognized overnight courier, or by telecopy addressed to such party at the address or telecopy number set forth below or such other address or telecopy number as may hereafter be designated in writing by the addressee to the addressor listing all parties:

                  if to the Company, the Guarantor or Apparel, to:

                           J. Baker, Inc.
                           555 Turnpike Street
                           Canton, Massachusetts  02021
                           Telecopy Number:  (781) 828-9300
                           Attention:  Chief Financial Officer

                           with a copy to:

                           Goodwin, Procter & Hoar LLP
                           Exchange Place
                           Boston, Massachusetts  02109
                           Telecopy Number:  (617) 523-1231
                           Attention:  Raymond C. Zemlin, P.C.

                  if to any Purchaser at the address of such Purchaser appearing on Schedule 1 hereto with a copyto:

                           Reboul, MacMurray, Hewitt, Maynard & Kristol
                           45 Rockefeller Plaza
                           New York, New York  10111
                           Telecopy Number:  (212) 841-5725
                           Attention:  Othon A. Prounis


or, in any case, at such other address or addresses as shall have been furnished in writing by such party to the other parties hereto. All such notices, requests, consents and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of mailing, on the fifth business day following the date of such mailing, (c) in the case of delivery by overnight courier, on the business day following the date of delivery to such courier, and (d) in the case of telecopy, when received.

                  SECTION 8.06. Entire Agreement; Assignment. This Agreement (including the Schedules, Exhibits and Annexes thereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be amended or modified nor any provisions waived except in a writing signed by the Company and the Purchasers. This Agreement shall not be assigned by operation of law of otherwise without the consent of the other parties hereto.

                  SECTION 8.07. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  SECTION 8.08. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                  IN WITNESS WHEREOF, the Company and the Purchasers have executed this Agreement as of the day and year first above written.


                                      J. BAKER, INC.



                                      By:/s/Philip Rosenberg
                                      Name:  Philip Rosenberg
                                      Title:  Executive Vice President

                                      JBI, INC.



                                      By:/s/Philip Rosenberg
                                      Name:  Philip Rosenberg
                                      Title:  Executive Vice President


                                      JBI APPAREL, INC.



                                      By:/s/Philip Rosenberg
                                      Name:  Philip Rosenberg
                                      Title:  Executive Vice President



                                      DLJ FUND INVESTMENT PARTNERS II, L.P.
                    By: DLJ LBO Plans Management Corporation



                                      By:/s/Ivy Dodes
                                      Name:  Ivy Dodes
                                      Title:  Vice President


                     DLJ PRIVATE EQUITY EMPLOYEES FUND, L.P.
                    By: DLJ LBO Plans Management Corporation


                                      By:/s/Ivy Dodes
                                      Name:  Ivy Dodes
                                      Title:  Vice President

                                      DLJ PRIVATE EQUITY PARTNERS, L.P.
                                      By:  WSW Capital, Inc.



                                      By:/s/Ivy Dodes
                                      Name:  Ivy Dodes
                                      Title:  Vice President



                                      /s/Nicole Arnaboldi
                                      Nicole Arnaboldi



                                      /s/Christine Chen
                                      Christine Chen



                                      /s/Glen Dershowitz
                                      Glen Dershowitz



                                      /s/Steven G. Puccinelli
                                      Steven G. Puccinelli



                                      /s/Peter Schaeffer
                                      Peter Schaeffer



                                      /s/Shelley Wong
                                      Shelley Wong


                                      CORNERSTONE CAPITAL, INC.


                                      By:/s/David Pulver
                                      Name:  David Pulver
                                      Title:  President

                                      GB INVESTMENT, LLC


                                      By:/s/Alan R. Goldstein
                                      Name:  Alan R. Goldstein
                   Title: Manager and Chief Financial Officer


                                      MJ WHITMAN PILOT FISH OPPORTUNITY
                                      FUND, L.P.
                      By: MJ Whitman Pilot Fish Opportunity
                           Fund, Inc., general partner


                                      By:/s/Ian M. Kirschner
                                      Name:  Ian M. Kirschner
                                      Title: Secretary

                                   SCHEDULE I

                                   Purchasers
                                   ----------

Name and Address                                                                                       Aggregate
of Purchaser                                   Notes Purchased          Warrants Purchased        Purchase Price
------------                                   ---------------          ------------------        --------------
  DLJ Fund Investment Partners II, L.P.(1)           1,804,985                     216,598            $1,804,985
  DLJ Private Equity Employees Fund, L.P.(1)           165,201                      19,824              $165,201
  DLJ Private Equity Partners Fund, L.P.(1)          4,636,814                     556,418            $4,636,814
  Nicole Arnaboldi(1)                                   25,000                       3,000               $25,000
  Christine Chen(1)                                      4,000                         480                $4,000
  Glen Dershowitz(1)                                     4,000                         480                $4,000
  Steven G. Puccinelli(1)                              100,000                      12,000              $100,000
  Peter Schaeffer(1)                                    50,000                       6,000               $50,000
  Shelley Wong(1)                                       10,000                       1,200               $10,000
  Cornerstone Capital, Inc.(2)                         200,000                      24,000              $200,000
  GB Investment, LLC(3)                              2,000,000                     240,000            $2,000,000
  MJ Whitman Pilot Fish Opportunity Fund L.P.(4)     1,000,000                     120,000            $1,000,000
  TOTAL:                                            10,000,000                   1,200,000           $10,000,000


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(1)       Donaldson, Lufkin & Jenrette
             277 Park Avenue
             New York, New York  10172
             Telecopy Number:  (212) 892-7272
             Attention:  Julio Garcia
(2)        Cornerstone Capital, Inc.
             16 Cobblefield Drive
             Mendham, NJ  07945
              Telecopy Number:  (908) 221-1711
              Attention:  David Pulver
(3)       GB Investment, LLC
             40 Broad Street, 11th Floor
             Boston, MA  02109
              Telecopy Number:  (617) 210-7141
              Attention:  Matthew Kahn
(4)       MJ Whitman Pilot Fish Opportunity Fund, L.P.
             767 Third Avenue, 5th Floor
             New York, New York  10017
             Telecopy Number:  (212) 888-6704
             Attention:  Ian Kirschne